EXHIBIT 3.i.3

ARTICLES OF MERGER

OF

PROVECTUS PHARMACEUTICAL, INC.

(A Colorado Corporation)

INTO

PROVECTUS PHARMACEUTICAL, INC.

(A Nevada Corporation)

The Undersigned, being sole Director of Provectus Pharmaceutical, Inc., a Colorado Corporation, and the sole officer and director of Provectus Pharmaceutical, Inc., a Nevada Corporation, hereby certify as follows:

A merger for the purpose of changing domicile has been approved by the Board of Directors of Provectus Pharmaceutical, Inc., a Colorado corporation, and Provectus Pharmaceutical, Inc., a Nevada corporation. The Plan of Merger is located at the registered office of the surviving corporation.

Shareholders owning 1,000,000 of the shares of common stock of Provectus Pharmaceutical, Inc., a Colorado corporation, voted in favor of such merger on November 15,2001, which number of shares is a majority of the 1,179,567 shares outstanding and are sufficient in number for approval. The sole shareholder of Provectus Pharmaceutical, Inc., a Nevada corporation, voted for such a plan of merger on April 1, 2002.

A Notice, including a summary of the merger, was mailed to all shareholders of the Colorado corporation on or about November 5, 2001.

Provectus Pharmaceutical, Inc., a Nevada corporation, hereby agrees that it will promptly pay to the dissenting shareholders, if any, of Provectus Pharmaceutical, Inc., a Colorado corporation, the amount, if any, to which they shall be entitled under the provisions of the Colorado Corporation Statutes with respect to the rights of dissenting shareholders.

Effective the 1st day of April, 2002.

PROVECTUS PHARMACEUTICAL, INC. PROVECTUS PHARMACEUTICAL, INC. A Colorado Corporation A Nevada Corporation

By: _________________________ By: ___________________________

Kelly Adams, President/Secretary Kelly Adams, President/Secretary